August 23, 2010

Defense Technology Corporation

1324 Seven Springs Blvd., Suite 234

New Port Richey, FL  34655

Attention:

John E. Simpson, President

Re:

Letter of Intent for the exchange of shares of Oak Ridge Micro-Energy, Inc., a Colorado corporation, (“OKME” or the “Company”), for all of the issued and outstanding shares of Defense Technology Corporation (“DTC”), a Nevada Corporation.

Dear Mr. Simpson:

This Letter of Intent will confirm the following general terms upon which the Boards of Directors of OKME and DTC will adopt an Agreement and Plan of Merger or a Reorganization Agreement (respectively, the “Plan of Merger” or the “Plan or Reorganization” and the “Exchange”), whereby OKME will exchange shares of its $0.001 par value common voting stock for all of the issued and outstanding shares of DTC.  It is presently contemplated that if the Exchange is accomplished by a Plan of Merger, it will be done by the formation and merger of a wholly-owned subsidiary of OKME with and into DTC, with DTC being the surviving corporation and the common shareholders of DTC being issued shares of common stock of OKME under the Merger and whereby DTC will become a wholly-owned subsidiary of OKME on the closing of the Plan of Merger; and that if the Exchange is accomplished by a Plan or Reorganization, it will be in a stock for stock exchange.  The Boards of Directors of OKME and DTC may otherwise agree on another form by which the Exchange may be accomplished, with the closing of any such exchange to be conditioned upon such conditions as the parties may agree (the “Closing”).

We propose that a definitive agreement approved by our respective Boards of Directors be negotiated and executed which will set forth in detail our intent, upon the following general terms and conditions.

August 23, 2010

                 A.           The Exchange.

(i)

Subject to paragraph A(iii), OKME will exchange 10,000,000 shares of its $0.001 par value common stock that comprise “restricted securities” as defined in Rule 144 of the Securities and Exchange Commission for all of the outstanding securities of all classes of DTC, resulting in there being approximately 14,490,402 post-Exchange outstanding shares, more or less, depending upon rounding up of shares to the nearest whole share from the effects of the reverse split outlined in paragraph A(iii).

(ii)

DTC shall have: (a) raised not less than the net sum of $800,000 in equity capital to funds its initial installation of 400 “Offender Alert Passive Scan” ™ doors as a condition of the Closing; (b) all agreements in place satisfactory to OKME to finalize exclusive licensing for “DTC Advantage” ™ and related products; and (c) an executed investment banking agreement with a firm satisfactory to OKME.

(iii)

OKME shall have: (a) effected a one for 16.5 reverse split of its outstanding common stock as a condition of the Closings; and (b) assigned all of its thin-film battery technology and related technology and all other assets, including cash assets, to its wholly-owned Nevada subsidiary, the shares of which shall then be spun off to OKME shareholders, prorata, excluding any shareholders who received shares of OKME in the Exchange.  The record date for the spin off will coincide with the Closing to the extent reasonably possible, based upon applicable review of the Securities and Exchange Commission, the Financial Industry Regulatory and the Cusip Bureau.

(iv)

The Exchange is intended to be a tax-free reorganization under the U.S. Internal Revenue Code.

B.

Definitive Agreement.

The definitive agreement shall include, contain or provide:

(i)

Representations and Warranties.  Customary and usual representations and warranties by the parties.

(ii)

Opinions of Counsel.  For the delivery at Closing of favorable opinions of counsel for the corporate parties with respect to customary and usual matters of law covered under similar plans and parties.

(iii)

Financial and Other Information.

(a)

The examination and inspection of the books and records of each of the parties prior to Closing; the delivery no later than at Closing of customary

August 23, 2010

schedules listing each party’s material contracts; real and personal properties; pending, threatened and contemplated legal proceedings; employees; assets and liabilities, including contingencies and commitments; and other information reasonably requested;

(b)

Each of the parties to provide annual audited financial statements and interim un-audited financial statements consisting of a balance sheet and a related statement of income for the period then ended which fairly present the financial condition of each as of their respective dates and for the periods involved, and such audited statements shall be prepared in accordance with generally accepted accounting principles of the United States consistently applied, on Closing, for such period or periods as shall be set forth in the definitive agreement; and

(iv)

Expenses.  In the event of the termination of the this Letter of Intent, each party shall bear and pay its own costs and expenses and shall indemnify and hold the other party harmless therefrom.  Following execution and delivery of the definitive agreement, the definitive agreement will control the rights of the parties in this respect.

(v)

Conduct of Business of OKME and DTC Pending Closing.  Except as discussed in paragraph A(ii) above and until consummation or termination of the Exchange, OKME and DTC will conduct business only in the ordinary course and none of the assets of OKME or DTC shall be sold or disposed of except in the ordinary course of business or with the written consent of the other party.

(vi)

A Current Report on Form 8-K12G reflecting consolidated, combined financial statements of OKME and DTC will be jointly prepared by the parties prior to Closing and filed with the Securities and Exchange Commission in conjunction with the Closing of the Exchange. Each party will bear its own costs and expense for all required audited and reviewed financial statements to be included therein.

(vii)

Other.

(a)

OKME and DTC shall have received all permits, authorizations, regulatory approvals and third party consents necessary for the consummation of the Closing of the Exchange, and all applicable legal requirements shall have been satisfied.

(b)

The definitive agreement shall be executed as soon as practicable, and OKME shall instruct its legal counsel to prepare all necessary documentation to complete the Exchange upon the execution of this Letter of Intent, once DTC has provided OKME satisfactory evidence of it satisfaction of the conditions of paragraph A(ii) above.  Unless extended by the mutual written consent of the

August 23, 2010

parties, this Letter of Intent will remain effective for a period of 45 days from the latest signature date hereof, unless terminated earlier by either party.

(c)

The Boards of Directors of OKME and DTC shall have approved the definitive agreement.

(d)

Included in the definitive agreement between OKME and DTC shall be a no reverse split clause that guarantees replacement of the shares of common stock that are still owned at the time of any such reverse split by pre-Exchange OKME shareholders in the event that the reorganized OKME completes a reverse split that affects its outstanding common stock within 18 months of Closing.

(e)

All notices or other information deemed required or necessary to be given to any of the parties shall be given at the following addresses.

Oak Ridge Micro-Energy, Inc.

3046 E. Brighton Place

Salt Lake City, Utah  84121

With a copy to:

Leonard W. Burningham, Esq.

455 East 500 South, Suite 205

Salt Lake City, Utah 84111

Defense Technology Corporation

1324 Seven Springs Blvd., Suite 234

New Port Richey, FL  34655

(f)

No finder’s fee or similar payment with respect to the Exchange shall be paid by either party, unless disclosed in the definitive agreement.

(g)

The definitive agreement shall contain customary and usual indemnification and hold harmless provisions.

(h)

The transactions which are contemplated herein, to the extent permitted, shall be governed by and construed in accordance with the laws of the State of the Utah.

(i)

Each party and its agents, attorneys and representatives shall have full and free access to the properties, books and records of the other party (the confidentiality of which the investigating party agrees to retain) for purposes of conducting investigations of the other party, provided that OKME and DTC may require all such persons to execute and deliver appropriate Non-Disclosure Agreements as such parties may provide as a condition of such access.

August 23, 2010

(j)

The substance of any public announcement with respect to the exchange, other than notices required by law, shall be approved in advance by all parties or their duly authorized representatives.

Except as provided in paragraphs A(ii), B(iv) and B(vii)(k), this letter merely evidences the intention of the parties hereto and is not intended by any party to be legally binding.  The proposed agreement contemplated herein may be terminated in writing only by any of the parties at any time prior to the execution of the definitive agreement, regardless of paragraph B(vii)(b) above, which definitive agreement shall be controlling thereafter.

C.

Counterparts.  This Letter of Intent may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

D.

Confidentiality.  By its execution hereof, OKME acknowledges to and agrees with DTC that in the exercise of the several rights granted to it pursuant to this Letter of Intent, OKME, and/or its agents and affiliates, may become familiar with or aware of certain Confidential Information (as such term is hereinafter defined) disclosed by DTC or one or more of its officers, directors, employees, shareholders, partners, agents or representatives (each of such relationships being defined herein as an “Affiliate”).   Accordingly, OKME hereby agrees that any and all Confidential Information disclosed or furnished to it or to any of its Affiliates, by DTC or any of its Affiliates, is and shall remain proprietary to DTC.  Neither OKME, nor any Affiliate of OKME, shall have any rights to distribute or divulge any of such Confidential Information to any third party without DTC’s prior consent, or to use any of such Confidential Information in any way detrimental to DTC or any of its Affiliates, or in any way which would otherwise destroy, injure or impair any of DTC’s or its Affiliates’ rights in or in respect of any such Confidential Information including, without limitation, by using any of such Confidential information to solicit away from DTC any of its employees, contractors, customers or vendors or other business relationships, or to establish or assist any person or entity which is or will be, directly or indirectly, in competition with DTC.  For purposes of this Agreement, the term “Confidential Information” shall mean any and all proprietary information belonging to DTC, whether tangible or intangible, written or oral, including, without limitation, any intellectual property rights, books and records, computer software and files, lists of (or proprietary information concerning) its customers, suppliers, vendors and other business relationships, and any other item which may properly be classified as a protected trade secret.  OKME expressly agrees and understands that its agreement to abide by the provisions of this Section D constitute a material part of the consideration inducing DTC to enter into this Memorandum and consider the transactions contemplated herein, and that any violation of such provisions could create immediate and irreparable harm to DTC.  In the event of any breach of this Section D, the parties hereby agree that, in addition to whatever other remedies may be available to DTC, it shall be entitled to seek injunctive and other equitable relief, and DTC hereby waives any bonding or other requirement as a precursor thereto.

August 23, 2010

DTC understands that the thin-film battery technology of OKME and any rights, data, information or otherwise related thereto is strictly confidential to OKME, and will not be disclosed to DTC in any manner in connection with the Exchange as it is contemplated that the current Nevada subsidiary of OKME, Oak Ridge Micro-Energy, Inc. (“Oak Ridge Nevada”), will own all such rights and all remaining cash assets of OKME at the Closing, with the common stock of Oak Ridge Nevada to be the subject of a spin off to the shareholders of OKME, excluding all persons who receive shares of OKME in the Exchange.

If the foregoing correctly sets forth the substance of the understanding of the parties, please execute this Letter of Intent in duplicate, retain one copy for your records, and return one to Leonard W. Burningham, Esq. at his address, which is Suite 205 Hermes Building, 455 East 500 South, Salt Lake City, Utah 84111; you may send one signed copy by facsimile transmission to 801-355-7126.

Very truly yours,

/s/Mark Meriwether

Mark Meriwether

Accepted this 23rd day of August, 2010.

Oak Ridge Micro-Energy, Inc.,

a Colorado corporation

Defense Technology Corporation,

a Nevada Corporation

/s/John E. Simpson

John E. Simpson

President

Accepted this 23rd day of August, 2010.